EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

1.	Registration Statement (Form S-3 No. 333-99429) of Korn/Ferry International and related Prospectus

2.	Registration Statement (Form S-8 Nos. 333-161844, 333-159900, 333-158632, 333-49580, 333-73147, 333-111038, 333-146346, 333-108696, 333-185438, 333-200840 and 333-214123) pertaining to the employee benefit plans of Korn/Ferry International of our reports dated June 28, 2017, with respect to the consolidated financial statements and schedule of Korn/Ferry International and subsidiaries and the effectiveness of internal control over financial reporting of Korn/Ferry International and subsidiaries included in this Annual Report (Form 10-K) of Korn/Ferry International and subsidiaries for the year ended April 30, 2017.

/s/ Ernst & Young LLP

Los Angeles, California

June 28, 2017